Exhibit 99.2

PECO II, Inc.

Second-Quarter 2003 Conference Call

August 13, 2003, 10:00 a.m. ET

Operator:

Good day, ladies and gentlemen, and welcome to the PECO II 2003 second-quarter conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will follow at that time. As a reminder, this conference call is being recorded.

Before we begin, the Company would like to remind you that the statements made during this conference call, which are not historical facts, may be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. In addition, this conference call contains time-sensitive information that reflects management’s best analysis only as of the date of this live call.

PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this call.

For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to PECO II’s quarterly earnings releases and periodic filings with the Securities and Exchange Commission.

I would now like to turn the conference over to your host, Mr. Matthew Smith, chairman of the board. Mr. Smith, you may begin.

Matt Smith:

Thank you, Jennifer. Thank you to our audience and good morning and welcome to PECO II’s second-quarter 2003 conference call. I am Matthew Smith, chairman of the board. And with me is Sandy Frankhouse, our CFO and treasurer. Jim Green, our CEO, is on travel and could not be available for our conference call today.

I will discuss our second-quarter highlights and Sandy will provide a detailed review of our financial results. After the financials and summary, we will then open up the call to Q&A.

In reviewing our operational results in the second quarter, revenue of $9.9 million was a decrease of 11 percent over the previous first quarter, and is 40 percent below the comparable Q2 of 2002.

Overall, we experienced lower demand for our equipment products during the quarter, at $3.9 million and slightly higher for the service segment of our business at $5.9 million.

The backlog decreased from $6.7 million to $5 million. Wireless and RBOC spending contributed to the demands in both of our segments. The market environment continues to make it difficult to project short-term revenue.

The company continued reengineering the organization and business processes to bring cost in line with reduced revenue. The results of previous and ongoing actions taken to reduce R&D and SG&A costs show a reduction from the first quarter of 13 percent and 10 percent, respectively. Four service business segments are now operating as a single business unit with its’ own management and financial controls and consistent business processes. Operations are being consolidated into our smaller facilities.

In connection with the change in management and company strategy, and the continued sluggishness of the telecommunications industry, the company performed an analysis of the current product group and recorded additional reserves for obsolete and slow moving inventory. We also reviewed the fixed assets and determined that they were impaired along with a reevaluation of goodwill and the customer relationship intangible assets related to our service segment.

We are aggressively pursuing approvals of our equipment products with both wire-line and wireless service customers. As an example, our 163 Power Plant in trials with three major RBOCs, and a fourth upcoming, has passed with zero defects with one of these RBOCs. Our installation and Engineering service of this trial has also allowed us to qualify our service capabilities with those customers where approvals do not already exist.

And we continue the development of new products both internally and cooperatively with strategic partners.

At this point, I would now like to the call over to Sandy Frankhouse for her review. Sandy

Sandy Frankhouse:	Thank you, Matt. Good morning and welcome to the financial portion of PECO II’s second-quarter 2003 quarterly conference call.

Sales for the first quarter were $9.9 million, which is a 40 percent decline, compared to quarter two sales for 2002 of $16.5 million and an 11 percent decrease from the first quarter of 2003 of which revenues were $11.1 million.

Power System sales were $2.8 million in the second quarter, a 42 percent decrease from the second quarter of 2002. Power Distribution equipment sales were $1.1 million, down 29 percent from the second quarter of 2002. And Service revenues, including engineering and installation, were $5.9 million, a 41 percent decrease from the second quarter of 2002.

Sales to our top 10 customers accounted for 73 percent of revenue in the second quarter of 2003. Qwest represented 22 percent of total revenue, which included both product and installation services. Cingular and Sprint represented the other customers that were greater than 10 percent during the quarter, at 17 percent and 14 percent respectively.

Sales backlog decreased from quarter one of 2003 to $5 million, which is a decrease of 27 percent from the $6.7 million reported at the end of the first quarter of 2003.

Our overall book-to-bill ratio was .8 for the quarter. Our bookings during the quarter were lower for both product and services. This is consistent with the irregular spending patterns of several of our larger customers. As an example, we received orders from Cingular, shipped, and installed in the first quarter with a small amount of rollover to the second quarter which created a bubble effect in the first quarter and lower sales in the second quarter.

The net loss for the second quarter of 2003 was $22.8 million, or $1.08 per basic share, compared to the net loss of $7 million, or $0.33 per basic share for quarter one. The net loss includes several asset impairment charges as the company continues to evaluate the balance sheet and adjust the carrying amounts of the assets to the current value.

The deterioration of revenues has permanently impaired our fixed assets resulting in a $ 3.3 million impairment charge. In addition, our current revenues reflect a different product mix than prior years due to technology changes resulting in deterioration of our inventory. The Company recognized an $8.6 million inventory obsolescence charge. In addition, we assumed impairment of goodwill and customer relationship assets and have adjusted these intangible assets to current value resulting in a $5.7 million expense to the second quarter.

Our loss from operations before impairment charges was a negative $5.2 million in quarter two of 2003 as compared to a negative $8.7 million in quarter two of 2002 and a $5.9 million loss from operations before impairment in quarter one of 2003. Although we showed some improvement from the first quarter in our gross margin before impairment, they continue to be negatively impacted by unabsorbed overhead costs, due to lower production volumes as well as cost overruns in the E&I service area.

Excluding the impairment charges for both the first and second quarter, the loss per share from operations was $0.24 per basic share as compared with the prior first quarter 2003, of $0.28 per share loss, and reflects a positive improvement trend associated with actions taken in operations.

A reconciliation of these NON-GAAP measurements will be posted on our website immediately following this call.

Our associate level was 391 at the end of the quarter and currently as of July 31, 2003 was 364. Reengineering of the organization and business processes is continued to manage within the current and expected industry climate.

The sale of the Worthington facility was final in May resulting in a loss of $95,000. We expect the closing date for the Nashua facility to be August 15th in the amount of $3.9 million. The sale will release $3.1 million of the restricted cash from the banks.

R&D expenses continued to decrease in the second quarter by 68 percent to $1 million, compared to $3.3 million in the second quarter of 2002. This reduction also reflects a decrease of 13 percent compared to first quarter of 2003.

SG&A expenses were $2.8 million for the second quarter, a decrease of $2.7 million or 49 percent, compared to $5.5 million in quarter two of 2002. The reduction in these areas continue to reflect our efforts to better align expenses with current and future revenues.

There were no capital expenditures for the quarter and we continue to expect this year’s cap-ex budget to be negligible.

Now onto our cash flow and balance sheet information.

Our cash flow used in operating activities in the first quarter was $5.6 million and was primarily due to operating losses.

As of June 30, 2003 we had no borrowings in our line of credit.

Our working capital is at $39.6 million, or a ratio of 3 to 1. Our total inventories were $11.3 million, a decrease of $7 million, which includes our impairment charge of $8.6 million, since the first quarter 2003.

Our shareholders’ equity was $56 million at June 30, while our book value per common share was $2.64 and our tangible book value was $2.27 per common share.

With that, I’ll turn it back over to Matt.

Matt Smith:

Thank you Sandy. In summary, our second quarter results reflect the continuing softness in capital spending by our telecom customers and our outlook for the next quarter is essentially flat with our second-quarter performance.

And looking at our industry, we see upside demand in cellular and broadband deployment that is being tempered by a decline in wireline CAPEX, which, along with previously discussed issues in the industry, gives us an overall flat view of the market.

We continue to believe our primary liquidity needs for the foreseeable future, can be met through our working capital and cash from assets held for sale. Our focus continues on managing to a positive cash position and break-even objective during the year.

The actions taken over the past year and recent quarters, demonstrate our continued efforts to align costs with the lower sales volume and reach our objectives.

Our emphasis remains on the sales and marketing focus to our strategic customers, and as we have stated, our key customers are responding positively to PECO II’s move from a product company to a services business.

We would now like to open up the call for questions.

Operator:	I am showing no questions at this time, I’d like to turn the conference back to you.

Matt Smith:

Thank you very much, Jennifer. And we thank those of you listening today and certainly those listening to the rebroadcast of our web page here over the next several weeks. And we will look forward to some more positive results in the third-quarter conference call. Thank you very much.